Exhibit 99.1

Real Goods Solar Reports First Quarter 2012 Results

•	Revenue increases 31.2% on a normalized basis

•	Gross margin improves by 27.8%

•	John Coletta appointed CFO, bringing more than 23 years of financial experience to Real Goods Solar

Boulder, CO, May 8, 2012 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading provider of turnkey commercial and residential solar energy solutions, today announced results for its first quarter ended March 31, 2012.

On December 19, 2011, Real Goods Solar closed on the previously announced merger with Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (“Alteris”), issuing 8.7 million unregistered shares of its Class A common stock to Alteris’ equity holders for 100% of Alteris’ outstanding equity. For accounting purposes, Alteris’ financial results were consolidated with Real Goods Solar’s beginning June 22, 2011.

Net revenue for the first quarter of 2012 increased 4.8% to $18.3 million from $17.4 million recorded in the same period last year. The revenue growth was primarily attributable to the acquisition of Alteris, partially offset by reduced revenues due to the direct supplying to customers by financing companies of certain components used on residential projects in order for the financiers to take advantage of expiring tax benefits. This unusual sourcing activity during the first quarter of 2012 reduced net revenues, but had no material impact on Company’s gross profits. Net revenues normalized for this unusual sourcing event were approximately $22.9 million for the first quarter of 2012, or 31.2% more than the same period last year. (Refer to Non-GAAP Pro Forma Financial Measures presented later in this press release).

Gross profit increased by 27.8% to $6.4 million, or 35.2% of net revenue, for the first quarter of 2012 from $5.0 million, or 28.9% of net revenue, in the same period last year. The increase in gross profit was primarily attributable to the acquisition of Alteris. The 630 basis point increase in gross profit percentage primarily reflects the impact of the unusual equipment sourcing event mentioned above, as well as improvements with project cost controls and project sales price matrixes over the same period last year.

Operating expenses were approximately 41.2% of net revenue normalized for the unusual equipment sourcing mentioned above, as compared to 37.0% of net revenue on a pro forma basis for the same quarter last year. The increase in operating expenses is primarily associated with centralization and addition of resources at the Company’s Colorado location.

Operating loss for the first quarter of 2012 was $3.0 million compared to operating income of $66 thousand for the same period last year. Net loss for the first quarter of 2012 was $1.9 million, or $0.07 per share, as compared to net income of $37 thousand, or $0.00 per share, for the same period last year. The Non-GAAP Pro forma (including Alteris) net loss for the first quarter of 2011 was $1.5 million, or $0.06 loss per share.

“We are beginning to realize benefits from the acquisition of Alteris, which were the basis for our transaction,” commented Bill Yearsley, Real Goods Solar CEO. “Significant alliances and large multi-location contracts have recently been executed and others are in negotiations, which were the result of our newly expanded footprint. In addition, we will soon complete our centralization and integration efforts with Alteris. Several recent management additions from adjacent industries have provided additional strength to our management organization. These recent personnel, as well as other infrastructure investments, will better position the Company to continue to scale as a leader in the residential and commercial solar EPC sector.”

“We have now completed the majority of the working capital investment for the integration of Alteris, and are turning our focus to the final elements of consolidation and centralization,” said John Coletta, the Company’s CFO. “The Company had excellent gross profit results in the first quarter of 2012, which is seasonally our slowest period, and while the Company is in an investment period with regards to post merger operating expenses, we expect to soon move out of the transition phase and leverage our new infrastructure returning to profitability in the second half of 2012.”

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its first quarter 2012 financial results tomorrow, Wednesday, May 9, 2012 at 11:30 a.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Wednesday, May 9, 2012

Time: 11:30 a.m. Eastern time (8:30 a.m. Pacific time)

Dial-In Number: 1-877-941-8416

International: 1-480-629-9808

Conference ID#: 4535341

The conference call will be webcast simultaneously here and available for replay via the Investor Relations section of the company’s Web site at www.realgoodssolar.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 2:30 p.m. Eastern time on the same day and until May 23, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4535341

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ:RSOL) is a leading provider of turnkey commercial and residential solar energy solutions, with more than 13,000 solar systems in place. Real Goods Solar has more than 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic panels in the United States. With 16 offices across the West and the Northeast, Real Goods Solar is one of the largest solar energy installers in the U.S. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Company Contact:

John Coletta

Chief Financial Officer

Real Goods Solar, Inc.

Tel (303) 222-8310

john.coletta@realgoods.com

Investor Relations:

Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

RSOL@liolios.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
Net revenue	$18,256	100.0%	$17,425	100.0%
Cost of goods sold	11,829	64.8%	12,396	71.1%

Gross profit	6,427	35.2%	5,029	28.9%
Operating expenses	9,430	51.7%	4,963	28.5%

Income (loss) from operations	(3,003)	-16.5%	66	0.4%
Interest income (expense)	(49)	-0.3%	2	0.0%

Income (loss) before income taxes	(3,052)	-16.8%	68	0.4%
Income tax expense (benefit)	(1,196)	-6.6%	31	0.2%

Net income (loss)	$(1,856)	-10.2%	$37	0.2%

Weighted-average shares outstanding:
Basic	26,661		18,310
Diluted	26,661		18,310
Net income (loss) per share:
Basic	$(0.07)		$0.00
Diluted	$(0.07)		$0.00

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash	$7,688	$11,813
Restricted cash	—	172
Accounts receivable, net	15,374	21,539
Costs in excess of billings on uncompleted contracts	5,260	5,411
Inventory, net	11,839	12,264
Deferred costs on uncompleted contracts	1,761	1,313
Receivable and deferred tax assets	2,454	3,333
Other current assets	1,508	1,014

Total current assets	45,884	56,859
Property and equipment, net	6,929	6,930
Deferred tax assets	7,646	5,444
Goodwill	19,746	19,885
Other intangibles, net	290	390
Other assets	55	41

Total assets	$80,550	$89,549

Liabilities and shareholders’ equity
Current liabilities:
Line of Credit	$6,500	$—
Accounts payable	15,146	27,785
Accrued liabilities	2,770	3,292
Billings in excess of costs on uncompleted contracts	1,449	2,144
Debt	196	197
Capital lease obligations	144	126
Payable to Gaiam	3,080	2,176
Deferred revenue and other current liabilities	1,525	2,388

Total current liabilities	30,810	38,108
Debt, net of current portion	153	202
Capital lease obligations, net of current portion	492	433

Total liabilities	31,455	38,743

Total shareholders’ equity	49,095	50,806

Total liabilities and shareholders’ equity	$80,550	$89,549

Non-GAAP Pro Forma Financial Measures

The Company has utilized the non-GAAP information set forth below as additional devices to aid in understanding and analyzing its financial results for the three months ended March 31, 2012. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of the Company’s three months ended March 31, 2011 GAAP net revenue, operating expenses, net income and earnings per share to its Non-GAAP pro forma amounts are set forth below (unaudited, in thousands):

For the Three Months Ended March 31, 2011
Net revenue	$17,425
Inclusion of Alteris	5,946
Adjustment for change in accounting for percentage of completion revenue recognition	(628)

Non-GAAP pro forma net revenue	$22,743

Operating expenses	$4,963
Inclusion of Alteris	2,877
Inclusion of amortization	50
Adjustment for reclassification of Alteris expenses previously recorded in cost of goods sold	530

Non-GAAP pro forma operating expenses	$8,420

Net income	$37
Inclusion of Alteris	(1,410)
Pro forma adjustments (1)	(172)

Non-GAAP pro forma net loss	$(1,545)

Shares outstanding
Weighted average shares outstanding, as reported	18,310
Inclusion of shares issued for Alteris	8,700

Pro forma weighted average shares outstanding	27,010

Earnings per share	$0.00
Inclusion of Alteris	(0.05)
Pro forma adjustments (1)	(0.01)

Non-GAAP pro forma loss per share	$(0.06)

(1)	Pro forma adjustments include ($0.2) million due to a change in estimate for contracts recorded under the percentage of completion accounting method, ($0.1) million for amortization of intangibles and share based compensation expense; net of $0.1 million income tax benefit.